EXHIBIT 10.80
RESTRICTED STOCK UNIT GRANT NOTICE
QUALCOMM Incorporated (the “Company”), pursuant to its 2006 Long-Term Incentive Plan (the “Pan”) hereby grants to the Participant named below the number of Restricted Stock Units set forth below, each of which is a bookkeeping entry representing the equivalent in value of one (1) share of the Company’s common stock. The Restricted Stock Unit Award is subject to all of the terms and conditions as set forth herein and the Restricted Stock Unit Agreement (attached hereto) and the Plan1 which are incorporated herein in their entirety.

Participant: «First_Name» «Last_Name»	Grant No.: «Number»
Emp #: «ID»	Shares Subject to Restricted Stock Unit: «Shares_Granted»
Date of Grant: «Grant_Date»
Vesting Schedule

Units	Vesting Date
«Shares_Period_1»	«Vest_Date_Period_1»
«Shares_Period_2»	«Vest_Date_Period_2»
«Shares_Period_3»	«Vest_Date_Period_3»
«Shares_Period_4»	«Vest_Date_Period_4»
Additional Terms/Acknowledgments: The Participant acknowledges (in the form determined by the Company) receipt of, and represents that the Participant has read, understands, accepts and agrees to the terms and conditions of the following: this Grant Notice, the Restricted Stock Unit Agreement and the Plan (including, but not limited to, the binding arbitration provision in Section 3.7 of the Plan). Participant hereby accepts the Restricted Stock Unit Award subject to all of its terms and conditions and further acknowledges that as of the Date of Grant, this Grant Notice, the Restricted Stock Unit Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements pertaining to this particular Restricted Stock Unit Award.
QUALCOMM Incorporated:
Dr. Paul E. Jacobs
Chief Executive Officer
Dated: «Grant_Date»
Attachment: Restricted Stock Unit Agreement (RSU-A1)

[1]	A copy of the Plan can be obtained from the Stock Administration website, located on the Company’s internal webpage, or you may request a hard copy from the Stock Administration Department.

Qualcomm Incorporated
2006 Long-Term Incentive Plan
Restricted Stock Unit Agreement
     Pursuant to the Grant Notice and this Restricted Stock Unit Agreement (the “Agreement”), Qualcomm Incorporated (the “Company”) has granted you a Restricted Stock Unit Award with respect to the number of shares of the Company’s common stock (“Stock”) indicated in the Grant Notice. Capitalized terms not explicitly defined in this Agreement but defined in the QUALCOMM Incorporated 2006 Long-Term Incentive Plan (the “Plan”) shall have the same definitions as in the Plan.
     The details of this Restricted Stock Unit Award are as follows:
     1. Service and Vesting.
          1.1 Service. As provided in the Plan and notwithstanding any other provision of this Agreement, the Company reserves the right, in its sole discretion, to determine when your Service has terminated, including in the event of any leave of absence or part-time Service.
          1.2 Vesting. Except as otherwise provided in the Plan or this Agreement, this Restricted Stock Unit Award will vest on the dates provided in the Grant Notice (the “Vesting Dates”). Notwithstanding any other provision of the Plan or this Agreement, the Company reserves the right, in its sole discretion, to suspend vesting of this Restricted Stock Unit Award in the event of any leave of absence or part-time Service.
     2. Settlement of the Restricted Stock Units.
          2.1 Form and Timing of Payment. Subject to the other terms of the Plan and this Agreement, any Restricted Stock Units that vest and become nonforfeitable in accordance with the Grant Notice will be paid to you in whole shares of Stock within 30 days after the applicable Vesting Date. Unless and until the Restricted Stock Units vest on the applicable Vesting Dates, you will have no right to payment of any such Restricted Stock Units.
          2.2 Tax Withholding. You agree that, as a condition to your receipt of shares of Stock pursuant to this Restricted Stock Unit Award, you will make arrangements satisfactory to the Company and/or the Participating Company that employs you (the “Employer”) for the satisfaction of all withholding obligations of the Company and/or the Employer arising by reason of the vesting or payment of Restricted Stock Units. The withholding obligations may be paid in cash, cash equivalent or by check; provided, however, that payment by check shall be permitted only to the extent authorized by the Company, in its discretion. To the extent you do not satisfy the minimum tax withholding obligations by means of cash, a cash equivalent payment or by check (provided the Company permits payment by check), you authorize the Company and/or the Employer to satisfy such withholding obligations by one or a combination of the following methods: (i) withholding from your pay and any other amounts payable to you; (ii) withholding in shares of Stock from the payment of the Restricted Stock Units; or (iii) arranging for the sale of shares of Stock acquired upon vesting of the

Restricted Stock Units (on your behalf and at your direction pursuant to this authorization). If the Company and/or the Employer satisfies the withholding obligations by withholding a number of whole shares of Stock as described in subsection (ii) herein, you will be deemed to have been issued the full number of shares of Stock subject to the Restricted Stock Unit Award, notwithstanding that a number of shares is held back in order to satisfy the withholding obligations. The Company shall not be required to issue any shares of Stock pursuant to this Agreement unless and until the withholding obligations are satisfied.
          2.3 Effect of Termination of Service. Except as otherwise expressly set forth in this Section 2.3, in the event of the termination of your Service for any reason, whether voluntary or involuntary, all unvested Restricted Stock Units shall be immediately forfeited without consideration.
     (a) Disability. If your Service with the Company or any Participating Company terminates because of your Disability (as defined in the Plan), the vesting of your Restricted Stock Unit Award shall be accelerated in full effective as of the date on which your Service terminates due to your Disability.
     (b) Death. If your Service with the Company or any Participating Company terminates because of your death or because of your Disability and such termination is subsequently followed by your death, the vesting of the Restricted Stock Unit Award shall be accelerated in full effective upon your death.
     (c) Termination After Change in Control. If your Service with the Company or any Participating Company terminates as a result of Termination After Change in Control (as defined below), then the vesting of the Restricted Stock Unit shall be accelerated in full effective as of the date on which your Service terminates.
     (d) Certain Definitions.
     (i) “Cause” shall mean any of the following: (1) your theft, dishonesty, or falsification of any Participating Company documents or records; (2) your improper use or disclosure of a Participating Company’s confidential or proprietary information; (3) any action by you which has a detrimental effect on a Participating Company’s reputation or business; (4) your failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (5) any material breach by you of any employment or service agreement between you and a Participating Company, which breach is not cured pursuant to the terms of such agreement; (6) your conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs your ability to perform your duties with a Participating Company; or (7) violation of a material Company or Participating Company policy.
     (ii) “Good Reason” shall mean any one or more of the following:
     a) without your express written consent, the assignment to you of any duties, or any limitation of your responsibilities, substantially inconsistent with your positions, duties, responsibilities and status with the Participating Company Group immediately prior to the date of a Change in Control;
     b) without your express written consent, the relocation of the principal place of your employment or service to a location that is more than fifty (50) miles from your principal place of employment or service immediately prior to the date of a Change in Control, or the imposition of travel requirements substantially more demanding of you than such travel requirements existing immediately prior to the date of the Change in Control;
     c) any failure by the Participating Company Group to pay, or any material reduction by the Participating Company Group of, (A) your base salary in effect immediately prior to the date of a Change in Control (unless reductions comparable in amount and duration are concurrently made for all other employees of the Participating Company Group with responsibilities, organizational level and title comparable to yours), or (B) your bonus compensation, if any, in effect immediately prior to the date of a Change in Control (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by you);
     d) any failure by the Participating Company Group to (A) continue to provide you with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee or service provider group which customarily includes a person holding the employment or service provider position or a comparable position with the Participating Company Group then held by you, in any benefit or compensation plans and programs, including, but not limited to, the Participating Company Group’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which you were participating immediately prior to the date of the Change in Control, or their equivalent, or (B) provide you with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment or service provider position or a comparable position with the Participating Company Group then held by you;
     e) any breach by the Participating Company Group of any material agreement between you and a Participating Company concerning your employment; or
     f) any failure by the Company to obtain the assumption of any material agreement between you and the Company concerning your employment by a successor or assign of the Company.
     (iii) “Termination After Change in Control” shall mean either of the following events occurring within twenty-four (24) months after a Change in Control:

     a) termination by the Participating Company Group of your Service with the Participating Company Group for any reason other than for Cause; or
     b) your resignation for Good Reason from all capacities in which you are then rendering Service to the Participating Company Group within a reasonable period of time following the event constituting Good Reason.
     Notwithstanding any provision herein to the contrary, Termination After Change in Control shall not include any termination of your Service with the Participating Company Group which (1) is for Cause; (2) is a result of your death or Disability; (3) is a result of your voluntary termination of Service other than for Good Reason; or (4) occurs prior to the effectiveness of a Change in Control.
     3. Tax Advice. You represent, warrant and acknowledge that the Company and, if different, your Employer, has made no warranties or representations to you with respect to the income tax consequences of the transactions contemplated by this Agreement, and you are in no manner relying on the Company, your Employer or their representatives for an assessment of such tax consequences. YOU UNDERSTAND THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX TREATMENT OF ANY RESTRICTED STOCK UNITS. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.
     4. Dividend Equivalents. If the Board declares a cash dividend on the Company’s Stock, you will be entitled to a Dividend Equivalent, to be credited to your account on the dividend payment date established by the Company, equal to the cash dividends payable on the same number of shares of Stock as the number of unvested Restricted Stock Units credited to your account on the dividend record date established by the Company. Any such Dividend Equivalents will be in the form of additional whole Restricted Stock Units, will be subject to the same terms and vesting dates as the underlying Restricted Stock Units, and will be paid at the same time and in the same manner as the underlying Restricted Stock Units originally subject to the Restricted Stock Unit Award, except that any fractional shares attributable to Dividend Equivalents will be paid in cash within thirty (30) days following the date of payment of the underlying Restricted Stock Unit Award. The number of additional Restricted Stock Units credited to your account on the dividend payment date will be determined by (1) multiplying the number of unvested Restricted Stock Units credited to your account as of the dividend record date (including any unvested Restricted Stock Units previously credited as a result of prior payments of Dividend Equivalents) by (2) the quotient of the cash dividend to be paid per share of Stock divided by the Fair Market Value per share of the Stock on the dividend payment date.
     5. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, no shares of Stock will be issued to you upon vesting of this Restricted Stock Unit Award unless the Stock is then registered under the Securities Act or, if such Stock is not then so registered, the Company has determined that such vesting and issuance would be exempt from the registration requirements of the Securities Act. By accepting the Restricted Stock Unit Award, you agree not to sell any of the shares of Stock received under this Restricted Stock Unit Award at a time when applicable laws or Company policies prohibit a sale.

     6. Change in Control. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without your consent, either assume the Company’s rights and obligations under this Restricted Stock Unit Award or substitute for this Restricted Stock Unit Award a substantially equivalent restricted stock unit award for the Acquiring Corporation’s stock. In the event the Acquiring Corporation elects not to assume or substitute for this Restricted Stock Unit Award in connection with a Change in Control, the vesting of this Restricted Stock Unit Award, so long as your Service has not terminated prior to the date of the Change in Control, shall be accelerated, effective as of the date ten (10) days prior to the date of the Change in Control. The vesting of any Restricted Stock Units and any shares of Stock acquired upon the settlement thereof that was permissible solely by reason of this Section shall be conditioned upon the consummation of the Change in Control. Notwithstanding the foregoing, shares of Stock acquired upon settlement of this Restricted Stock Unit Award prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of this Agreement except as otherwise provided in this Agreement. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to this Restricted Stock Unit Award immediately prior to an Ownership Change Event constituting a Change in Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (“Code”) without regard to the provisions of Section 1504(b) of the Code, this Restricted Stock Unit Award shall not terminate unless the Committee otherwise provides in its discretion.
     7. Transferability. Prior to the issuance of shares of Stock in settlement of a Restricted Stock Unit Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by your creditors or by your beneficiary, except (i) transfer by will or by the laws of descent and distribution or (ii) transfer by written designation of a beneficiary, in a form acceptable to the Company, with such designation taking effect upon your death. All rights with respect to the Restricted Stock Unit Award shall be exercisable during your lifetime only by you or your guardian or legal representative. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
     8. Restricted Stock Units Not a Service Contract. This Restricted Stock Unit Award is not an employment or service contract and nothing in this Agreement, the Grant Notice or the Plan shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of a Participating Company, or of a Participating Company to continue your Service with the Participating Company. In addition, nothing in your Restricted Stock Unit Award shall obligate the Company, its stockholders, Board, Officers or Employees to continue any relationship which you might have as a Director or Consultant for the Company.
     9. Restrictive Legend. Stock issued pursuant to the vesting of the Restricted Stock Units may be subject to such restrictions upon the sale, pledge or other transfer of the Stock as the Company and the Company’s counsel deem necessary under applicable law or pursuant to this Agreement.

     10. Representations, Warranties, Covenants, and Acknowledgments. You hereby agree that in the event the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the transfer or issuance of the shares of Stock issued pursuant to the vesting of the Restricted Stock Units may be conditioned upon you making certain representations, warranties, and acknowledgments relating to compliance with applicable securities laws.
     11. Voting and Other Rights. Subject to the terms of this Agreement, you shall not have any voting rights or any other rights and privileges of a shareholder of the Company unless and until shares of Stock are issued upon payment of the Restricted Stock Units.
     12. Code Section 409A. It is the intent that the vesting or the payment of Restricted Stock Units as set forth in this Agreement shall qualify for exemption from the requirements of Section 409A, and any ambiguities herein will be interpreted to so comply. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or payments provided for under this Agreement are made in a manner that qualifies for exemption from Section 409A; provided, however, that the Company makes no representation that the vesting or payments of Restricted Stock Units provided for under this Agreement will be exempt from Section 409A and makes no undertaking to preclude Section 409A from applying to the vesting or payments of Restricted Stock Units provided for under this Agreement. Notwithstanding anything in the Agreement or the Grant Notice to the contrary, to the extent that any payment pursuant to this Agreement is deemed to be “deferred compensation” as defined in Treasury Regulation section 1.409A-1(b)(1) and is to be made to you upon separation from service at such time as you are a “specified employee” within the meaning of Code section 409A, such payment shall be made within 10 days following the date which is six months following such separation from service or, if earlier, within 15 days following the appointment of a personal representative or executor of your estate in the event of your death.
     13. Notices. Any notices provided for in this Agreement, the Grant Notice or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
     14. Applicable Law. This Agreement shall be governed by the laws of the State of California as if the Agreement were between California residents and as if it were entered into and to be performed entirely within the State of California.
     15. Arbitration. Any dispute or claim concerning any Restricted Stock Units granted (or not granted) pursuant to the Plan and any other disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association pursuant to the commercial arbitration rules in San Diego, California. By accepting the Restricted Stock Unit Award, you and the Company waive your respective rights to have any such disputes or claims tried by a judge or jury.
     16. Amendment. The Board may amend your Restricted Stock Unit Award at any time, provided no such amendment may adversely affect the Restricted Stock Unit Award without your consent unless such amendment is necessary to comply with any applicable law or government regulation, or is contemplated in Section 12 hereof. No amendment or addition to this Agreement shall be effective unless in writing or in such electronic form as may be designated by the Company.
     17. Governing Plan Document. Your Restricted Stock Unit Award is subject to this Agreement, the Grant Notice and all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement, the Grant Notice and those of the Plan, the provisions of the Plan shall control.
     18. Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.
     19. Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, and any reports of the Company provided generally to the Company’s shareholders, may be delivered to you electronically. In addition, if permitted by the Company, you may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via electronic mail (“e-mail”) or such other means of electronic delivery specified by the Company.